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                                    EXHIBITS


Exhibit No.                           Exhibit
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99.1                                  Press Release dated December 19, 1997




































                                   Page 4 of 6

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                                                                  EXHIBIT 99.1
                                                                  ------------


                                  NEWS RELEASE


FOR IMMEDIATE RELEASE
---------------------


           SUBURBAN PROPANE PARTNERS, L.P. TO REALIZE GAIN ON SALE OF
                8.6% OWNERSHIP INTEREST IN DIXIE PIPELINE COMPANY


WHIPPANY, NEW JERSEY, DECEMBER 19, 1997 -- Suburban Propane Partners, L.P. (NYSE: SPH) announced today that it has signed agreements to sell its 3,610 shares of common stock of the Dixie Pipeline Company, which represents an ownership interest of 8.6%, to Shell Western E&P Inc. and Conoco Pipe Line Company.

Suburban will receive net cash proceeds of approximately $13 million for its minority interest in Dixie Pipeline and realize a gain of approximately $5 million from the sale. Shell Western will purchase 58 percent of the common stock and Conoco Pipe Line will purchase the balance. Both Shell and Conoco held an ownership interest in Dixie Pipeline prior to the execution of these sale agreements.

"We decided to sell our shares in Dixie Pipeline because our minority interest does not offer a strategic business advantage to Suburban Propane, and a sale at this time will maximize the return on our investment," said Mark A. Alexander, president and chief executive officer of Suburban Propane.

The Dixie Pipeline Company owns and operates a propane gas pipeline that runs from Mont Belvieu, Texas to Apex, North Carolina. This pipeline is a major source of propane supplied to the southeastern United States. Suburban will continue to be a major shipper of propane on the pipeline.

In response to an analyst's report released yesterday, the Company commented that, excluding the proceeds from this sale, the company anticipates that EBITDA from operations for the first quarter ended December 27, 1997 will increase by approximately 7 to 14 cents per unit over the prior year's period, primarily due to benefits from the restructuring initiatives begun in 1997. For the full fiscal year 1998, the Company presently expects that its distributable cash flow will exceed the $1.21 per common unit, after restructuring charges, generated in fiscal 1997 although it is too early to tell to what extent.


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Suburban Propane Partners,  L.P. is a publicly traded  partnership listed on the
New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban Propane has been in the retail propane business since 1928 and is the nation's third
largest  propane  gas  marketer.   The  Company  serves  approximately   700,000
residential, commercial, industrial and agricultural customers through more than 350 customer service centers in more than 40 states.

Statements made herein that relate to the Company's expectations for the first fiscal quarter and full fiscal year 1998 are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company's actual results may differ materially from those contained in such forward looking statements due to factors, risks and uncertainties such as the price volatility of propane, weather conditions, continued control of expenses, customer retention and changes in the regulatory environment. Additional information that could cause actual results to differ materially from those discussed in forward looking statements is contained in the company's US Securities and Exchange Commission
(SEC) filings. Copies of these filings, including 10-Ks and 10-Qs, may be obtained by contacting the company or the SEC.

Corporate news, unit prices and additional information about Suburban are available at no charge 24 hours a day, 7 days a week from PR Newswire's Company News On-Call service. Via the INTERNET: Go to http://www.prnewswire.com/cnoc. To receive news releases via fax: Dial 800-758-5804 and input extension 112074.


Company Contact:  Investor Relations
                  (973) 503-9252


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